Exhibit 10.21

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of October 5, 2018 (“Effective Date”), by and between 1200 CONCORD, LLC, a Delaware limited liability company (“Landlord”) and CERUS CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain Lease (the “Original Lease”) dated February 16, 2018, as amended by that certain First Amendment to Lease dated May 11, 2018 (the “First Amendment”), and Second Amendment to Lease dated August 10, 2018 (the “Second Amendment”, together with the Original Lease, the “Amended Lease”), for the premises commonly known as 1220 Concord Ave., California consisting of approximately 68,423 rentable square feet, as more particularly described therein (the “Current Premises”).

B.

By this Third Amendment, Landlord and Tenant desire to modify the Amended Lease to, among other things, lease an additional 1,300 rentable square feet of space in the Building, as more particularly described on Exhibit A hereto (the “Additional Lab Premises”), all in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Defined Terms.  All capitalized terms used herein but not specifically defined in this Third Amendment shall have the meanings ascribed to such terms in the Amended Lease.  The term “Lease” where used in the Amended Lease and this Third Amendment shall hereafter refer to the Amended Lease, as further amended by this Third Amendment.

2.Lease of Additional Lab Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Additional Lab Premises as of the Additional Lab Premises Term Commencement Date (as defined below) for use by Tenant in accordance with the Permitted Use and in accordance with the terms and conditions of the Lease. From and after the Effective Date:

a.All references to the “Premises” in the Amended Lease, shall be to the Current Premises together with the Additional Lab Premises.

b.Subsection (i) of Section 1(a)(iii) of the Amended Lease is hereby deleted in its entirety and replaced with the following:

“(i) approximately 15,081 square feet of Rentable Area consisting of a portion of the “south wing” of the first floor of the Building (the “First Floor South Wing Premises”);”

and all references in the Amended Lease to the “First Floor South Wing Premises” or the “First Floor Premises” shall be such term as the same is amended by this Third Amendment, including, without limitation, (i) the representations made by Landlord with respect to the First Floor South Wing Premises and/or First Floor Premises set forth in Section 2(c) of the Amended Lease, and (ii) references contained in the description of Base Building Work.

c.The portion of Exhibit C of the Amended Lease depicting the First Floor Premises is hereby deleted in its entirety and replaced with the depiction attached hereto as Exhibit A.

d.All references to the square feet of Rentable Area of the Premises contained in the Amended Lease, including in Section 1(a)(iii) of the Amended Lease, are hereby amended to read “69,723”.

3.Term.  The Term for the Additional Lab Premises shall commence on the Effective Date (the “Additional Lab Premises Term Commencement Date”) and expire on the Expiration Date (as defined in the Original Lease). The period from the Additional Lab Premises Term Commencement Date through the Expiration Date is referred to herein as the “Additional Lab Premises Term”.

4.Base Rent.  Notwithstanding anything in the Amended Lease to the contrary, Tenant shall pay to Landlord Base Rent with respect to the Premises, commencing on the Effective Date, in accordance with the below chart:

Months of Term	Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Installment of Base Rent
Commencement Date -12	$2.45	$2,049,856.20	$170,821.35
13-24	$2.52	$2,111,351.89	$175,945.99
25-36	$2.60	$2,174,692.44	$181,224.37
37-48	$2.68	$2,239,933.22	$186,661.10
49-60	$2.76	$2,307,131.21	$192,260.93
61-72	$2.84	$2,376,345.15	$198,028.76

73-84	$2.93	$2,447,635.50	$203,969.63
85-96	$3.01	$2,521,064.57	$210,088.71
97-108	$3.10	$2,596,696.51	$216,391.38
109-120	$3.20	$2,674,597.40	$222,883.12
121-132	$3.29	$2,754,835.32	$229,569.61
133	$3.39	$2,837,480.38	$236,456.70

Tenant’s obligation to pay Base Rent for the Premises shall abate for the 36th, 48th, 60th, 72nd and 84th months of the Term (the total amount so abated being referred to herein as the “Abated Rent”). The right to the abatement set forth above shall be personal to the Tenant first named above together with any assignee that assumes the Lease pursuant to a Permitted Transfer (collectively, the “Original Tenant”) and shall not be transferable to any assignee, sublessee or other transferee of Original Tenant’s interest in this Lease.  Notwithstanding the foregoing, if Tenant is in monetary default hereunder beyond any applicable cure period on the date any such Abated Rent is scheduled to abate, such Abated Rent shall not abate and, instead, shall be due and payable as ordinarily scheduled

5.Tenant’s Proportionate Share.  Section 1(d) of the Amended Lease is hereby deleted in its entirety and replaced with the following:

“(d)Tenant’s Proportionate Share

(i)	Tenant’s Proportionate Share of Rentable Area in Building. 39.48%.
(ii)	Tenant’s Proportionate Share of Rentable Area in the Project. 19.25%”

6.Parking.  Section 1(h) of the Amended Lease is hereby amended to update the total number of parking stalls to 237, by replacing the reference to “233” with a reference to “237”.

7.No Tenant Delay.  The Parties hereby agree that the changes contained in this Third Amendment do not constitute a Tenant Delay as set forth in Section 1.3(e) of the Work Letter attached to the Lease as Exhibit D. Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge that per Section 2.2(a) of the Work Letter Tenant was to submit a complete set of Construction Drawings to Landlord for Landlord’s approval by April 1, 2018, and in no event later than May 1, 2018. Tenant’s delay to submit the Construction Drawings constitutes a Tenant Delay; provided, however, Landlord hereby acknowledges that, as of the date hereof, it has not incurred any additional costs due to such Tenant Delay. Landlord and Tenant hereby agree that due to Tenant Delays, Substantial Completion of Landlord’s Work shall be deemed to be October 15, 2018; subject, however, to any future Landlord Delays.

8.Equipment Rooms Access. Tenant acknowledges that there is certain building equipment in rooms adjacent to the Additional Lab Premises (as shown on Exhibit A), to which Landlord will need access. Tenant agrees to allow Landlord access to said equipment rooms at all times with prior notice to Tenant of twenty-four (24) hours when reasonably practical; provided, however, Landlord will use commercially reasonable efforts not to interfere with Tenant.

9.Loading Dock. Section 8(l) of the Lease shall be deleted in its entirety and replaced with the following:

“(l) So long as Tenant leases and occupies the First Floor South Wing Premises, Tenant shall have the primary use of the Building’s south wing north loading dock high loading door and immediately surrounding area (which shall be deemed part of the First Floor Premises for all purposes hereunder and is depicted on Exhibit L attached hereto); provided, however, Wells Fargo Bank (“Wells Fargo”), as a current tenant of the Building, shall be allowed to utilize the loading dock and freight elevator as reasonably necessary to accommodate large, heavy or bulky items. Landlord will coordinate said deliveries with Tenant and will have management or security personnel present to oversee the delivery.Other than Wells Fargo Landlord will not grant lease rights to any other tenants to utilize the loading dock or freight elevator on the ground floor. If an emergency or other extraordinary situation should arise whereby Landlord or another tenant needs to utilize the loading dock or freight elevator on the ground floor Tenant shall grant such access on reasonable terms.”

10.HVAC Work. Section 5(a) of the Work Letter shall be deleted and replaced with the following:

“HVAC Work.  Tenant shall have the right to install a Supplemental HVAC System in the loading dock in a location as shown on Exhibit A (the “HVAC Work”). The manner of Tenant’s design and installation of any the Supplemental HVAC System shall be governed by the terms and conditions of this Lease including, without limitation, Article 10 hereof. Without limiting foregoing, Tenant shall not be permitted to install the Supplemental HVAC System unless (i) such Supplemental HVAC System and the HVAC Work conforms to the specifications and requirements set forth in the drawings and specifications prepared by a licensed professional (the “HVAC Drawings”), which HVAC Drawings shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned  or delayed, (ii) Landlord approves, which approval shall not be unreasonably withheld, conditioned or delayed, the size, capacity, power, location and proposed placement and method of installation of such Supplemental HVAC System, and (iii) Tenant obtains, at its sole cost and expense, and provides copies to Landlord of all necessary governmental permits and approvals for the installation of the Supplemental HVAC System.  If appropriate or required, Tenant, at Landlord's direction, shall cause the Supplemental HVAC System to be painted in a nonmetallic paint and/or screened.  In addition, if the HVAC Work will penetrate the roof of the Building, then Tenant shall complete such work in accordance with the reasonable requirements of Landlord’s roofing contractor in order to protect Landlord’s roof warranties and unless Landlord approves, in writing, any such effect on the Building’s structure or service systems or any such structural alteration, which approval may be granted or withheld by Landlord in its reasonable discretion. The Supplemental HVAC System shall be installed by the HVAC Contractor (as defined below) and thereafter shall be properly maintained by Tenant, at Tenant's sole expense.  At the expiration or earlier termination of the Term, the Supplemental HVAC System shall, at Landlord’s election, be removed from the loading dock of the Building at Tenant's sole cost and expense and that portion of the loading dock and roof of the Building that has been affected by the Supplemental HVAC System shall be returned to substantially the condition it was in prior to the installation of the Supplemental HVAC System.  Tenant shall pay all subscription fees, usage charges and hookup and disconnection fees associated with Tenant's use of the Supplemental HVAC System and Landlord shall have no liability therefor.  All of the provisions of this Lease, including, without limitation, the insurance, maintenance, repair, release and indemnification provisions shall apply and be applicable to Tenant's installation, operation, maintenance, replacement and removal of the Supplemental HVAC System.”

In Section 5(d)(i)(1) of the Work Letter the word “roof” shall be deleted.

11.Authority.  Tenant has full power and authority to enter into this Third Amendment and the person signing on behalf of Tenant has been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.  Landlord has full power and authority to enter into this Third Amendment and the person signing on behalf of Landlord has been fully authorized to do so by all necessary corporate or partnership action on the part of Landlord.

12.Confirmation.  Except, as and to the extent modified by this Third Amendment, all provisions of the Lease shall remain in full force and effect.  In the event of a conflict between the terms of the Lease and the terms of this Third Amendment, the terms in this Third Amendment shall control.

13.Counterparts.  This Third Amendment may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic mail, each of which shall be deemed an original for all purposes, and all counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

SIGNATURES ON FOLLOWING PAGE.

LANDLORD:

1200 CONCORD, LLC, a Delaware limited liability company

By: Seecon Investments, LLC, a California limited liability company, its sole member

By:  /s/ Albert D. Seeno, Jr.

Name: Albert D. Seeno, Jr.

Its:      Manager

By:  /s/ Douglas W. Messner

Name:  Douglas W. Messner

Its:        Authorized Agent

TENANT: CERUS CORPORATION, a Delaware corporation By: /s/ Kevin D. Green Name: Kevin D. Green Its: VP Finance and CFO By: Name: Its:

EXHIBIT A

EXHIBIT C
SPACE PLAN
FIRST FLOOR PREMISES

1ST FLOOR PLAN
CERUS TI
First Floor South Wing Premises
Additional Lab Premises
Equipment Rooms Requiring Landlord Access
12 DECEMBER, 2017
bull stockwell allen

Premises excludes electrical rooms, bathrooms, mechanical penetrations, and stairwells, which are not part of the Premises.

EXHIBIT B-

EXHIBIT B

EXHIBIT L
Primary Use Loading Dock

Tenant primary
use loading dock

EXHIBIT B-